For More Information Contact:
John Swendrowski, Chairman & CEO
Northland Cranberries, Inc.
2930 Industrial Street, P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Tel: 715-424-4444   Fax: 715-422-6897
www.northlandcran.com

NEWS RELEASE

For release Friday, September 24, 2004 at 7:30 a.m. (CDT)

NORTHLAND CRANBERRIES SELLS WISCONSIN RAPIDS PLANT TO OCEAN SPRAY,
SETTLES ANTITRUST SUIT, ENTERS LONG-TERM PROCESSING AGREEMENT
AND GRANTS OPTION TO SELL 14 CRANBERRY MARSHES IN WISCONSIN

        Wisconsin Rapids, WI – Northland Cranberries, Inc. (OTC: NRCNA) has sold its receiving, freezing and concentrate-processing plant in Wisconsin Rapids to Ocean Spray Cranberries, Inc. The agreement also includes the sale of Northland’s raw cranberry inventory to Ocean Spray. Ocean Spray, based in Lakeville, Massachusetts, is an agricultural cooperative owned by some 800 cranberry growers and more than 100 grapefruit growers.

        As part of the transaction, Northland and Clermont, Inc. also agreed to dismiss their antitrust lawsuit against Ocean Spray. In exchange for the assets purchased and settlement of the lawsuit, Ocean Spray paid Northland approximately $28.0 million in cash, subject to certain adjustments. Northland and Ocean Spray also entered into an agreement for a period of ten years pursuant to which Ocean Spray will receive, clean, store and process into concentrate all cranberries harvested from Northland’s and its contract growers’ cranberry properties for a fixed fee.

        In addition, Ocean Spray paid to Northland a $5.0 million fee in exchange for a 180-day option to purchase up to 14 individual cranberry properties for an additional aggregate cash payment of $42.5 million plus certain adjustments at the date of purchase. Northland’s Meadow Valley, Associates West and Three Lakes cranberry properties are not subject to the option.

        Northland will continue to own and market the Northland, Seneca and TreeSweet brands of cranberry and other fruit juices at retail stores and other distribution outlets throughout the United States. Northland will also continue to manage its grower contracts with 44 growers in Wisconsin and Oregon. In addition, Northland will operate the cranberry properties that are not acquired by Ocean Spray or otherwise not subject to the option. Northland will also continue to operate the plant in Wisconsin Rapids through the upcoming harvest and work with Ocean Spray to ensure a smooth transition.

Northland Cranberries, Inc.
News Release, September 24, 2004

        John Swendrowski, Chairman and Chief Executive Officer of Northland, said, “We are extremely pleased to announce this successful transaction, which is consistent with our goal of exploring strategic alternatives to maximize shareholder value. Along with the dismissal of the antitrust lawsuit, this transaction will allow us to focus on our relationship with our growers and the marketing of our Northland brand cranberry juice products. We believe that fixing our processing costs for ten years will further increase shareholder value.”

        Stephens, Inc. of Little Rock, Arkansas, served as Northland’s financial advisor in connection with these transactions.

        Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. The company processes and sells Northland brand 100% juice cranberry blends, Seneca brand juice products, Northland brand fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Over-the-Counter Bulletin Board under the listing symbol NRCNA.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes certain “forward-looking statements” in this press release, such as statements about future plans, goals and other events which have not yet occurred. These forward-looking statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified because they include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with (i) the Company’s ability to reinvigorate its Northland and Seneca brand names, distribution capabilities and branded products market share and generate increased levels of branded product sales; (ii) the level of cranberry inventory held by industry participants; (iii) the development, market share growth and consumer acceptance of the Company’s branded juice products; (iv) agricultural factors affecting the Company’s crop and the crop of other North American growers; (v) the Company’s ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its credit facilities and other debt agreements; and (vi) the Company’s ability to identify, evaluate and successfully execute any strategic alternatives. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company’s knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.